Exhibit 10.1

LOAN AGREEMENT

June 17, 2020

between

Neonode Technologies AB

as Borrower

and

UMR Invest AB

as Lender

THIS LOAN AGREEMENT (the “Loan Agreement”) is dated June 17, 2020 and made between:

(1)	Neonode Technologies AB, registration number 556771-2095, address P.O. Box 5082, 102 42 Stockholm, Sweden (the “Borrower”); and

(2)	UMR Invest AB, registration number [***], address [***], Sweden (the “Lender”).

Each of the Borrower and the Lender is referred to herein individually as a “Party” and jointly as the “Parties”.

1	Introduction

1.1	The Lender is a shareholder and member of the board of directors of Neonode Inc. (the “Company”, and, together with its subsidiaries, the “Group”), a Delaware corporation, having its headquarters in Stockholm, Sweden. The Borrower is a wholly owned subsidiary of the Company.

1.2	The Company is contemplating to carry out a capital raise (the “Capital Raise”), currently envisaged to take place on or before December 31, 2020. In order to ensure that the Company has sufficient cash to continue its operations and repay its liabilities in the ordinary course of business, the Lender has made a commitment that, for the time period up to the Capital Raise, upon notification from the Company’s chief financial officer that the Company requires cash to continue as a going concern, the Lender will, subject to and contingent upon the satisfaction of the conditions set forth below, provide or cause to be provided to the Company financing in an amount equal to the lesser of (A) the minimum amount necessary which, based upon the Company’s most recently prepared financial forecast, is reasonably expected to be required for the Company to continue operations up to the Capital Raise, or (B) SEK 16,145,000. The obligation by the Lender to provide or cause to be provided financing in accordance with the above is subject to and contingent upon (i) the preparation, execution and delivery of mutually acceptable financing and other transaction documentation, and (ii) the disinterested members of the board of directors of the Company, acting on behalf of the Company, having approved all transactions arising from or relating to such financing. It is acknowledged by the Parties that execution of this Loan Agreement by the Parties is intended to fulfil condition (i) above.

1.3	On or about the date hereof, the Borrower (as borrower) and Cidro Holding AB (shareholder and affiliated with a member of the board of directors of the Company) (as lender) has entered, or will enter, into a loan agreement on similar terms and conditions as included in this Loan Agreement whereby Cidro Holding AB makes available to the Borrower a term loan to a principal amount of a maximum of SEK 16,145,000 (the “PL Loan Agreement”).

2	Facility

2.1	The Lender shall make available to the Borrower, during the time period up to the execution of the Capital Raise, a term loan to a principal amount of a maximum of SEK 16,145,000 (the “Principal Amount”) (the “Facility”).

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

2.2	If the Capital Raise has not been executed on December 31, 2020 at the latest, the Facility shall no longer be available to the Borrower.

2.3	The Borrower shall apply all amounts borrowed by it under the Facility for the purpose of ensuring that the Group has sufficient cash to continue its operations and repay its liabilities in the ordinary course of business.

3	AVAILABILITY

3.1	The Facility may be drawn down in one or several drawings in the maximum Principal Amount of SEK 16,145,000 by the Borrower giving the Lender not less than five business days written notice (or such lesser period as the Lender may agree) specifying the date of the drawdown (the “Drawdown Date”).

3.2	On the Drawdown Date, the full amount requested by the Borrower by written notice shall be disbursed to the Borrower’s bank account, as designated by the Borrower.

3.3	The Lender shall be under no obligation to fund the drawing of the Facility if the Capital Raise has been carried out prior to the Lender disbursing the requested funds to the Borrower, or at any time after December 31, 2020.

3.4	The Borrower shall ensure that any drawdown under the Facility, at the relevant Drawdown Date, is made in an amount equal to a corresponding drawdown under the PL Loan Agreement.

4	Credit Fee and interest

4.1	The Borrower shall pay to the Lender a fixed credit fee on the Principal Amount of 0.75 per cent per annum computed from the date hereof until the Facility is no longer available for drawdown, i.e. after the execution of the Capital Raise, or after December 31, 2020 (as applicable), and all of the outstanding Principal Amount is repaid in full. The credit fee will be payable at the time when repayment of the Principal Amount is obligated to be made in accordance with Section 5 below and shall be calculated on the basis of the actual number of days elapsed during the credit fee period and a year of 360 days.

4.2	In addition to the fixed credit fee in accordance with Section 4.1 above, interest shall accrue on the outstanding Principal Amount at a fixed interest rate of 3.25 per cent per annum computed from the relevant Drawdown Date until all of the outstanding Principal Amount is repaid in full. Accrued interest will be added to the outstanding Principal Amount and be payable at the time when repayment of the Principal Amount is obligated to be made in accordance with Section 5 below. Accrued interest shall be calculated on the basis of the actual number of days elapsed during the relevant interest period and a year of 360 days.

5	Repayment

5.1	The Borrower shall repay to the Lender the full outstanding Principal Amount (including any unpaid accrued interest and credit fee in accordance with Section 4 above) as soon as practicably possible unless otherwise agreed by the Parties following the execution of the Capital Raise in the Company. The Borrower may also, in its sole discretion, make repayment(s) in full or in part of the outstanding Principal Amount (including any unpaid accrued interest and credit fee in accordance with Section 4 above) to the Lender prior to the Capital Raise. In the event the Capital Raise has not been carried out on December 31, 2020 at the latest, or the funds raised from the Capital Raise are insufficient to cover full repayment of the outstanding Principal Amount (including any unpaid accrued interest and credit fee in accordance with Section 4 above), then the full outstanding Principal Amount (including any unpaid accrued interest and credit fee in accordance with Section 4 above) shall be due and payable by the Borrower on February 28, 2021 unless otherwise agreed by the Parties.

5.2	All repayments by the Borrower shall be made to the Lender’s bank account as designated by the Lender.

5.3	The Borrower shall ensure that all repayments to the Lender in accordance with this Section 5, at every repayment occasion, is made in an amount equal to a corresponding repayment under the PL Loan Agreement.

6	Payments

6.1	All payments to be made under this Loan Agreement shall be made by the due date and in freely transferable same day funds. If the due date is not a business day, the payment shall be made on the preceding business day.

6.2	Should the Borrower fail to pay any amount on the relevant due date, the Borrower shall, on the Lender’s demand, pay late interest on such overdue amount from the relevant due date up to the date for actual payment at a rate of one (1) per cent per month.

7	Withholding

7.1	All sums payable by the Borrower shall be paid without any withholding or deduction of tax or any other amount unless required by law, in which event the Borrower will (if required by the Lender) forthwith pay to the Lender such additional amount as will result in the receipt by the Lender of the full amount and will supply the Lender promptly with evidence satisfactory to the Lender that the Borrower has accounted to the relevant authority for the sum withheld.

7.2	If the Borrower makes a payment of an additional amount under Section 7.1 above and the Lender determines that:

(a)	a credit against, relief or remission for, or repayment of, any tax is attributable to all or part of that payment; and

(b)	the Lender has obtained, utilised and retained that tax credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-tax position as it would have been in had the tax payment not been made by the Borrower.

8	Calculations

8.1	Any interest or fee accruing under this Loan Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

9	Amendments and Waivers

9.1	This Loan Agreement may be amended only by an instrument in writing that is duly executed by the Borrower and the Lender.

9.2	Any waiver by the Lender of any terms of this Loan Agreement or any consent or approval given by the Lender shall be effective only if given in writing and then only for the purpose and upon the terms and conditions (if any) on which it is given.

10	Assignments, etc.

10.1	The Lender may assign and transfer all of its rights and obligations under this Loan Agreement, following the prior written consent by the Borrower, which shall not be unreasonably withheld or delayed, provided that such assignment will not give rise to any additional costs for the Borrower.

10.2	The Borrower may not assign or transfer any part of its rights, benefits or obligations under this Loan Agreement.

11	Notices

11.1	All notices, requests or similar communications under this Loan Agreement shall be in writing and be delivered by courier, registered mail or e-mail to (i) when delivering to the Borrower, the Borrower’s from time to time registered address or maria.ek@neonode.com, or such other e-mail address as may be notified in accordance with this Section 11.1, and (ii) when delivering to the Lender, to the address set forth in the introductory paragraph of this Loan Agreement or ulf.rosberg@umrinvest.se. The Lender shall notify the Borrower upon a change of address or e-mail address in accordance with this Section 11.1. A notice shall be considered as received;

(a)	if delivered by courier: when delivered to the addressee;

(b)	if delivered by registered mail: two business days after delivery to the postal service; or

(c)	if delivered by e-mail: when the addressee confirms the receipt in writing, which confirmation shall not be unreasonably withheld or delayed.

12	Counterparts

12.1	This Loan Agreement may be executed in any number of counterparts and this will have the same effect as if the signatures on the counterparts were on a single copy of this Loan Agreement.

13	Approval by the board of directors of the company

13.1	It is acknowledged that the disinterested members of the board of directors of the Company, acting on behalf of the Company, approve of the contents of this Loan Agreement and all transactions arising from or relating to the financing contemplated by this Loan Agreement.

14	Governing law and disputes

14.1	This Loan Agreement shall be governed by and construed in accordance with the substantive laws of Sweden.

14.2	Any dispute, controversy or claim arising out of or in connection with this Loan Agreement, or the breach, termination or invalidity thereof or any non-contractual obligations arising out of or in connection with this Loan Agreement, shall be finally settled by arbitration in accordance with the Rules for Expedited Arbitrations of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be Swedish.

________________________

This Loan Agreement has been signed in two originals, of which the Parties have received one each.

NEONODE TECHNOLOGIES AB

Date:   _________________________

Place:  _________________________

_________________________________	_________________________________
Maria Ek	Ulf Mårtensson

_________________________________

Urban Forssell, CEO

UMR Invest AB

Date:   _________________________

Place:  _________________________

__________________________________

Ulf Rosberg

It is hereby confirmed that the disinterested members of the board of directors of the Company, acting on behalf of the Company, approve of the contents of this Loan Agreement and all transactions arising from or relating to the financing contemplated by this Loan Agreement.

Date:   _________________________

Place:  _________________________

_________________________________

Maria Ek, Company secretary of Neonode Inc.